Exhibit 10.3
FORM OF
TAX RECEIVABLE AGREEMENT
     This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of ___, 2007, by and between HFF, Inc., a Delaware corporation (“HFF”), and HFF Holdings, LLC, a Delaware limited liability company (“Holdings”).
     WHEREAS, on the date hereof, HFF, Holdings, HFF LP Acquisition LLC, a Delaware limited liability company (“Acquisition”), HFF Partnership Holdings LLC, a Delaware limited liability company (“Holdco”), and Holliday GP Corp., a Delaware corporation, entered into that certain Sale and Merger Agreement (the “Sale and Merger Agreement”); and
     WHEREAS, Acquisition, a wholly-owned subsidiary of Holdings, and Holdco, a wholly-owned subsidiary of HFF, are each treated as disregarded entities for U.S. Federal income tax purposes;
     WHEREAS, pursuant to the Sale and Merger Agreement, certain membership interests in Holliday Fenoglio Fowler, L.P., a Texas limited partnership (“HFF, L.P.”), HFF Securities L.P., a Delaware limited partnership (“HFFS”, and together with HFF, L.P., referred to herein as the “Opcos”), have been or are being sold by Acquisition to Holdco for cash (the “Original Sale”); and
     WHEREAS, Holdings will have the right, exercisable on behalf of Holdings’ members (the “Members”), from time to time as provided in the Sale and Merger Agreement, to exchange membership interests in the Opcos for shares of Class A Common Stock of HFF in transactions that are intended to result in the recognition of gain (or loss) for U.S. Federal income tax purposes by Holdings and the Members who initiate such exchanges (each such Member being an “Exchange Member” and each such transaction being a “Taxable Exchange”);
     WHEREAS, the Opcos shall each have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which the Original Sale occurs, which election will result in an adjustment to HFF’s share of the tax basis of the assets owned by the Opcos as of the Original Sale Date (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of the Original Sale;
     WHEREAS, each of the Opcos will have in effect an election under Section 754 of the Code for each Taxable Year in which any Taxable Exchange occurs, which election will result in an adjustment to HFF’s share of the tax basis of the assets owned by the Opcos as of the date of any such Taxable Exchange; and
     WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of the Opcos and HFF will be affected by the Basis Adjustments (as defined herein) and Imputed Interest (as defined herein); and

     WHEREAS, the parties to this Agreement agree that certain payments shall be made by HFF to Holdings based on the reduction of HFF’s liability for Covered Taxes (as defined herein) arising from the Basis Adjustments and Imputed Interest.
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Definitions
     Definitions. For purposes of this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
     “Acquisition” is defined in the recitals.
     “Advisory Firm” means Sisterson & Co. LLP (and any successor firm) or such other accounting or law firm selected by the Audit Committee that is recognized as being expert in Covered Tax matters.
     “Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information required under this Agreement to be provided by HFF to Holdings (and all supporting schedules and work papers) were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided for in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to Holdings.
     “Agreed Rate” means LIBOR as adjusted from time to time plus 50 basis points.
     “Agreement” is defined in the preamble.
     “Amended Tax Benefit Schedule” is defined in Section 2.05(b) of this Agreement.
     “Audit Committee” means the audit committee of the board of directors of HFF.
     “Bank of America Loan” means that certain term loan in the original principal amount of $60 million, comprising a portion of a credit facility originated by Bank of America, NA, as administrative agent, to HFF, L.P., on March 29, 2006, as guaranteed by Holdings, Holliday GP Corp. and Acquisition.
     “Basis Adjustments” means the adjustments to the tax basis of the Opcos’ assets allocable to HFF (i) under Sections 743(b) and 754 of the Code and the comparable sections of

U.S. state and local income and franchise Tax law as a result of the Original Sale, (ii) under Section 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Taxable Exchange and (iii) under Sections 743(b) and 754 as a result of any payments under this Agreement.
     “Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.
     “Change Notice” is defined in Section 3.03 of this Agreement.
     “Code” means the United State Internal Revenue Code of 1986, as amended.
     “Covered Taxable Year” means any Taxable Year of HFF ending after the Original Sale Date.
     “Covered Taxes” means U.S. Federal Income Taxes and U.S. state and local income and franchise Taxes imposed on or based upon net income.
     “Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable.
     “Exchange Assets” means the assets owned by the Opcos as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).
     “Exchange Basis Schedule” is defined in Section 2.04(a) of this Agreement.
     “Exchange Date” means the date on which any Taxable Exchange is effected.
     “Exchange Member” is defined in the recitals.
     “Expert” is defined in Section 6.09 of this Agreement.
     “Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.
     “Governmental Entity” means any federal, state, local or provincial government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.
     “HFF” is defined in the preamble.
     “HFF, L.P.” is defined in the recitals.

     “HFFS” is defined in the recitals.
     “Holdings” is defined in the preamble.
     “Holdings Operating Agreement” means the Operating Agreement of Holdings as of the date hereof and as amended thereafter.
     “Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustments had been made as a result of the Original Sale or an applicable Taxable Exchange, as the case may be.
     “Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of HFF using the same methods, elections, conventions and similar practices used on the actual Tax Returns of HFF, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.
     “Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of applicable U.S. state or local income or franchise Tax law with respect to HFF’s payment obligations under this Agreement.
     “IRS” means the U.S. Internal Revenue Service.
     “LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month (or the first preceding LIBOR Business Day if such date is not a LIBOR Business Day) , on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).
     “LIBOR Business Day” means any day that is a Business Day and on which dealings in deposits in United States dollars are transacted in the London interbank market.
     “Members” is defined in the recitals.
     “Opcos” is defined in the recitals.
     “Original Assets” is defined in the recitals.
     “Original Sale” is defined in the recitals.
     “Original Sale Basis Schedule” is defined in Section 2.02 of this Agreement.
     “Original Sale Date” means the date on which the Original Sale is effected.

     “Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.
     “Proceeding” is defined in Section 6.08 of this Agreement.
     “Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Covered Taxes of HFF for such Covered Taxable Year with respect to the Original Sale and each Taxable Exchange as determined under Article II of this Agreement. If all or a portion of the actual tax liability for Covered Taxes as reported for a Covered Taxable Year is adjusted or proposed to be adjusted as a result of an audit by a Taxing Authority of any Covered Taxable Year or an amended return, such liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination and shall include interest under applicable law.
     “Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of HFF over the Hypothetical Tax Liability for such Covered Taxable Year with respect to the Original Sale and each Taxable Exchange as determined under Article II of this Agreement. If all or a portion of the actual tax liability for Covered Taxes as reported for a Covered Taxable Year is adjusted or proposed to be adjusted as a result of an audit by a Taxing Authority of any Covered Taxable Year or an amended return, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination (or amendment of a Tax Benefit Schedule pursuant to Section 2.05 (b) of this Agreement) and shall include interest under applicable law.
     “Reconciliation Procedures” shall mean those procedures set forth in Section 6.09 of this Agreement.
     “Senior Obligations” is defined in Section 4.01 of this Agreement.
     “Subsidiary” means any entity in which HFF, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock, membership interests, partnership interests or other ownership interests, other than the Opcos and their subsidiaries.
     “Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
     “Tax Benefit Schedule” is defined in Section 2.05(a) of this Agreement.
     “Taxable Exchange” is defined in the recitals.

     “Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months) for which a Tax Return is made.
     “Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii); and “Tax” means any of the Taxes.
     “Tax Law” means the Code, the applicable Treasury Regulations under the Code (including temporary and proposed regulations), official IRS revenue rulings, revenue procedures and other official announcements, applicable case law and legislative history and comparable provisions of statutory, administrative and judicial law that apply to U.S. state and local income and franchise Taxes.
     “Tax Return” means any return, filing, report, questionnaire, information statement or other document regarding Covered Taxes required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).
     “Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.
     “Sale and Merger Agreement” is defined in the recitals.
ARTICLE II
Determination of Realized Tax Benefit or Realized Tax Detriment
     SECTION 2.01. Original Sale Date Basis Adjustments. HFF and Holdings hereby agree that (i) Holdings shall duly report its recognized gain on account of the Original Sale for purposes of its Members’ Covered Taxes, and (ii) HFF shall duly report and shall cause the Opcos duly to report HFF’s share of the basis in the Original Assets as increased by the excess of the Original Sale proceeds over HFF’s proportionate share of the basis of the Original Assets on the Original Sale Date, in accordance with the Basis Adjustments attributable to the Original Sale including, without limitation, any Basis Adjustments attributable to amounts paid or caused to be paid by HFF in the Original Sale and used to pay off the Bank of America Loan. HFF and Holdings shall treat such gain and Basis Adjustments as occurring on the Original Sale Date unless there is a Determination to the contrary.

     SECTION 2.02. (a) Original Sale Basis Schedule. Within 180 calendar days after the Original Sale Date, HFF shall deliver to Holdings a schedule (the “Original Sale Basis Schedule”) prepared by the Advisory Firm and approved by the Audit Committee that shows, in reasonable detail, for U.S. Federal income tax purposes, (i) the actual tax basis as of the Original Sale Date of the Original Assets, (ii) the Basis Adjustments with respect to the Original Assets as a result of the Original Sale and (iii) the period or periods, if any, over which the Original Assets are amortizable or depreciable for U.S. Federal income tax purposes. If the Advisory Firm thinks it is necessary or appropriate to engage a valuation or other expert to assist them in preparing the Original Sale Basis Schedule, it may do so, as approved by the Audit Committee. At the time HFF delivers the Original Sale Basis Schedule to Holdings, it shall (x) deliver to Holdings work papers providing reasonable detail regarding the preparation of the Original Sale Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at HFF and its Subsidiaries, the Opcos and the Advisory Firm in connection with its review of such schedule. The Original Sale Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Original Sale Basis Schedule, provides HFF with written notice of a material objection or objections to such Original Sale Basis Schedule made in good faith. If the parties, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after such Original Sale Basis Schedule was delivered to Holdings, HFF and Holdings shall employ the Reconciliation Procedures.
          (b) Amended Original Sale Basis Schedule. The Original Sale Basis Schedule shall be amended from time to time by HFF with the consent of the Audit Committee (i) in connection with a Determination, (ii) to correct material inaccuracies to the Original Sale Basis Schedule or (iii) to comply with the Expert’s determination under the Reconciliation Procedures. At the time HFF delivers such amended Original Sale Basis Schedule to Holdings it shall (x) deliver to Holdings work papers providing reasonable detail regarding the preparation of the amended Original Sale Basis Schedule and an Advisory Firm Letter supporting and explaining the reason or reasons for such amended Original Sale Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at HFF and its Subsidiaries, the Opcos and the Advisory Firm in connection with its review of such schedule. The amended Original Sale Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such amended Original Sale Basis Schedule, provides HFF with notice of a material objection or objections to such amended Original Sale Basis Schedule made in good faith. If the parties, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after such amended Original Sale Basis Schedule was delivered to Holdings, HFF and Holdings shall employ the Reconciliation Procedures.
     SECTION 2.03. Basis Adjustments Attributable to a Taxable Exchange. Pursuant to each Taxable Exchange, Holdings will exchange with HFF the portion of Holdings’ interests in the Opcos attributable to that portion of such Exchange Member’s interest in Holdings specified by such Exchange Member upon initiation of such Taxable Exchange in accordance with the Holdings Operating Agreement in exchange for Class A Common shares of HFF and Holdings will, at Holdings’ option, either (x) distribute such Class A Common Stock to the Exchange Member, or (y) sell such Class A Common Stock and distribute the sale proceeds to the

Exchange Member, in either case in redemption of the specified portion of such Exchange Member’s membership interest in Holdings. HFF and Holdings hereby agree that Holdings shall recognize gain (or loss) for U.S. Federal income tax purposes on the Exchange Date under the Code in an amount equal to the excess of (i) the fair market value of the HFF shares received by Holdings in the Taxable Exchange over (ii) Holdings’ basis in its interests in the Opcos transferred to HFF pursuant to the Taxable Exchange. Any such gain (or loss) recognized by Holdings shall be allocated by Holdings to the Exchange Member who initiated the Taxable Exchange. For purposes of this Agreement, HFF and Holdings hereby agree that the fair market value of the HFF shares received in the Taxable Exchange shall be the closing trading price of such shares on the Exchange Date. HFF and Holdings further agree that, with respect to each Taxable Exchange, HFF’s share of the basis in the Exchange Assets shall be increased by the excess, if any, of (i) the fair market value of the HFF shares transferred to the Exchange Member pursuant to the Taxable Exchange over (ii) HFF’s proportionate share of the basis of the Exchange Assets immediately after the Taxable Exchange attributable to the interests in the Opcos exchanged. HFF and the Exchange Members, pursuant to the Holdings Operating Agreement, will treat such gain and basis Adjustments as occurring entirely on the Exchange Date unless there is a Determination to the contrary.
     SECTION 2.04. (a) Exchange Basis Schedule. Within 180 calendar days after the end of a Covered Taxable Year in which any Taxable Exchange has been effected, HFF shall deliver to Holdings a schedule (the “Exchange Basis Schedule”) approved by the Audit Committee that shows, in reasonable detail, for U.S. Federal income tax purposes, (i) the actual tax basis as of each applicable Exchange Date in such Covered Taxable Year of the Exchange Assets, (ii) the Basis Adjustments with respect to the Exchange Assets as a result of each Taxable Exchange effected in such Covered Taxable Year, and (iii) the period or periods, if any, over which the Exchange Assets attributable to each Taxable Exchange are amortizable or depreciable. If the Advisory Firm thinks it is necessary or appropriate to engage a valuation or other expert to assist them in preparing the Exchange Basis Schedule, it may do so, as approved by the Audit Committee. At the time HFF delivers the Exchange Basis Schedule to Holdings, it shall (x) deliver to Holdings work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at HFF and its Subsidiaries, the Opcos and the Advisory Firm in connection with its review of such schedule. The Exchange Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Exchange Basis Schedule, provides HFF with notice of a material objection or objections to such Exchange Basis Schedule made in good faith. If the parties, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after such Exchange Basis Schedule was delivered to Holdings, HFF and Holdings shall employ the Reconciliation Procedures.
          (b) Amended Exchange Basis Schedule. The Exchange Basis Schedule shall be amended from time to time by HFF with the consent of the Audit Committee (i) in connection with a Determination, (ii) to correct material inaccuracies to the original Exchange Basis Schedule or (iii) to comply with the Expert’s determination under the Reconciliation Procedures.

At the time HFF delivers such amended Exchange Basis Schedule to Holdings it shall (x) deliver to Holdings work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting and explaining the reason or reasons for such amended Exchange Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at HFF and its Subsidiaries, the Opcos and the Advisory Firm in connection with its review of such schedule. The amended Exchange Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides HFF with notice of a material objection to such amended Exchange Basis Schedule made in good faith. If the parties, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after such amended Exchange Basis Schedule was delivered to Holdings, HFF and Holdings shall employ the Reconciliation Procedures.
     SECTION 2.05. (a) Tax Benefit Schedule. Within 30 calendar days after filing the U.S. Federal Income Tax Return of HFF for the relevant Covered Taxable Year, HFF shall provide to Holdings a schedule approved by the Audit Committee showing, in reasonable detail, the calculation of HFF’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”). At the time HFF delivers the Tax Benefit Schedule to Holdings it shall (i) deliver to Holdings work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow Holdings reasonable access to the appropriate representatives at HFF and its Subsidiaries, the Opcos and the Advisory Firm in connection with its review of such schedules. The Tax Benefit Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Tax Benefit Schedules, provides HFF with notice of a material objection or objections to such Tax Benefit Schedules made in good faith. If the parties, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after such Tax Benefit Schedules were delivered to Holdings, HFF and Holdings shall employ the Reconciliation Procedures.
          (b) Amended Tax Benefit Schedule. A Tax Benefit Schedule for any Covered Taxable Year shall be amended from time to time by HFF with the consent of the Audit Committee (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct material inaccuracies in the original Tax Benefit Schedule, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended tax return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the Expert’s determination under the Reconciliation Procedures. At the time HFF delivers such an amended Tax Benefit Schedule pursuant to this Section 2.05(b) (an “Amended Tax Benefit Schedule”) to Holdings it shall (x) deliver to Holdings work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter

supporting and explaining the reason or reasons for such Amended Tax Benefit Schedule and (y) allow Holdings reasonable access to the appropriate representatives at HFF and its Subsidiaries, the Opcos and the Advisory Firm in connection with its review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides HFF with notice of a material objection or objections to such Amended Tax Benefit Schedule made in good faith. If the parties, after negotiating in good faith, are unable to resolve the issues raised in such notice within 60 calendar days after such Amended Tax Benefit Schedule was delivered to Holdings, HFF and Holdings shall employ the Reconciliation Procedures.
          (c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to reflect the decrease or increase in the actual Covered Tax liability of HFF for such Covered Taxable Year attributable to Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to Basis Adjustments or Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the Tax Law governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to Basis Adjustments or Imputed Interest and another portion that is not, such portions shall be considered to be used or applied in the order provided under applicable Tax Law using such “with and without” methodology or, if applicable Tax Law does not specify the order in which the applicable tax attributes are to be used or applied, then in proportion to the amount of each type of tax attribute. When there has been one or more Taxable Exchanges in addition to the Original Sale that affect the Realized Tax Benefit or Realized Tax Detriment for any Covered Taxable Year, the resulting decrease in the actual Covered Tax liability of HFF attributable to each Taxable Exchange and the Original Sale shall be determined on a pro rata basis proportionate to the amount of deductions attributable to each Taxable Exchange and the Original Sale divided by the amount of deductions attributable to the Original Sale and all such Taxable Exchanges.
ARTICLE III
Tax Benefit Payments
     SECTION 3.01. Payments. (a) Except as provided in Section 3.03, within three Business days of the delivery of the Tax Benefit Schedule to Holdings for any Covered Taxable Year, HFF shall pay to Holdings an amount equal to the Tax Benefit Payment (as defined below) for such Covered Taxable Year. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of Holdings previously designated by Holdings to HFF. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated Federal Income Tax payments.
          (b) A “Tax Benefit Payment” shall equal (x) 85% of HFF’s Realized Tax Benefit, if any, for a Covered Taxable Year, increased by 85% of the net increase to the Realized

Tax Benefit and decreased by 85% of the Realized Tax Detriment for any prior Covered Taxable Year as reflected on an Amended Tax Benefit Schedule for such prior Covered Taxable Year which increase (or decrease) has not previously been taken into account plus (y) interest on the amount determined in clause (x) at the Agreed Rate from August 15 of the year following the end of the most recent Covered Taxable Year to the date of payment.
     SECTION 3.02. No Duplicative Payment. No duplicative payment of any Tax Benefit Payment (including interest) shall be required under this Agreement.
     SECTION 3.03. Tax Uncertainty Escrow.
          (a) If HFF, its Subsidiaries or the Opcos receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of the Original Sale or any Taxable Exchange or the determination of the tax liability for Covered Taxes in any Covered Taxable Year (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit (or the increase in the amount of Realized Tax Detriment) with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments HFF would be required to pay to Holdings with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, prompt written notice shall be given to Holdings.
          (b) If HFF receives a Change Notice and the Advisory Firm or another law firm or accounting firm which is nationally recognized to have expertise regarding Covered Taxes concludes that there is substantial uncertainty regarding a material amount of the Realized Tax Benefit for a Covered Taxable Year (a “Tax Uncertainty Event”), HFF may elect to deposit up to 50% of the payment that would otherwise be made pursuant to Section 3.01 of this Agreement in escrow. Such amount shall be held in escrow until such Tax Uncertainty Event has been resolved, either as a result of delivery of an opinion from a law firm or accounting firm that is nationally recognized as expert in Covered Taxes matters that no such Tax Uncertainty Event exists or due to a Determination or because the statute of limitations with respect to HFF’s Tax Return for such Covered Year has expired without any challenge to the Realized Tax Benefit, as soon as practicable after which resolution amounts in escrow shall be paid to the person or persons determined to be entitled to such amounts, so that the escrow, and all accrued interest, shall, for example, be paid to Holdings if it is determined that HFF was entitled to all of the originally determined Realized Tax Benefit, or, if HFF is entitled to only a portion of the originally determined Realized Tax Benefit, the amount of the escrow shall be paid so that Holdings shall receive the payment it would be entitled to receive under Section 3.01 of this Agreement, along with a proportionate amount of the interest, and the balance, including the remaining interest, in escrow shall be paid to HFF.
     SECTION 3.04. No Obligation of Holdings to Make Payments. For the avoidance of doubt, Holdings has no obligation to make any payments to HFF pursuant to this Agreement.

ARTICLE IV
Subordination and Late Payments
     SECTION 4.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by HFF to Holdings under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured debt of HFF or any other debt instrument issued by HFF which Holdings consents to treat as senior to Holdings’ right to payments under this Agreement (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of HFF that are not Senior Obligations.
     SECTION 4.02. Late Payments by HFF. The amount of any payment not made by any party when due under the terms of this Agreement shall bear interest, computed at the Agreed Rate and commencing from the date such payment is due until the date payment is made.
ARTICLE V
Tax Matters; Consistency; Cooperation
     SECTION 5.01. Holdings Participation In HFF Tax Matters. Except as otherwise provided herein, HFF shall have responsibility for, and discretion over, all Tax matters concerning HFF and the Opcos, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, HFF shall notify Holdings of, and keep Holdings reasonably informed with respect to, and Holdings shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of HFF by a Taxing Authority the outcome of which is reasonably expected to affect Holdings’ rights or obligations under this Agreement. HFF shall provide to Holdings reasonable opportunity to provide information and other input to HFF and its advisors concerning the conduct of any such portion of such audits. HFF shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustments or the deduction of Imputed Interest or otherwise affecting the amount of a Realized Tax Benefit or Realized Tax Detriment without the consent of the Audit Committee and Holdings, which consent Holdings shall not unreasonably withhold, condition or delay. If the parties, after negotiating in good faith, are unable to resolve whether such consent is being unreasonably withheld, conditioned or delayed, HFF and Holdings shall employ the Reconciliation Procedures.
     SECTION 5.02. Consistency. Unless there is a Determination to the contrary, HFF agrees to report and cause its Subsidiaries and the Opcos to report, and Holdings agrees to report, and cause its Members to report for all U.S. Federal, state and local income and franchise Tax purposes all Tax–related items relating to this Agreement (including without limitation the Basis Adjustments, Imputed Interest and each Tax Benefit Payment) in a manner consistent with the Tax Benefit Schedules, the Amended Tax Benefit Schedules and the terms of this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to the Audit Committee, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or unless HFF, (as approved by the Audit Committee) and Holdings agree to the use of other procedures and methodologies.
     SECTION 5.03. Cooperation. Holdings and HFF shall each (a) furnish in a timely manner such non-privileged information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees reasonably available to the other party and its representatives to provide explanations of documents and materials and such other information as requesting party or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate with the other party in connection with any such matter. Holdings shall cause its Subsidiaries, and HFF shall cause its Subsidiaries and the Opcos, similarly to cooperate with the other party and to furnish non-privileged information, documents and other materials in response to the other party’s reasonable requests as provided in this Section 5.03.
ARTICLE VI
General Provisions
     SECTION 6.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to HFF, to:
HFF, Inc.
429 Fourth Avenue
Suite 200
Pittsburgh, PA 15219
Attention: Chief Executive Officer
Facsimile No.: [•]
with a required copy to (which shall not itself constitute notice):
Dechert LLP
90 State House Square, 12th Floor
Hartford, CT 06103-3702
Attention: John J. Gillies, Esq.

Facsimile No.: (860) 524-3930
if to Holdings, to:
HFF, Inc.
429 Fourth Avenue
Suite 200
Pittsburgh, PA 15219
Attention: Chief Executive Officer
Facsimile No.: [•]
with a required copy to (which shall not itself constitute notice):
Dechert LLP
90 State House Square, 12th Floor
Hartford, CT 06103-3702
Attention: John J. Gillies, Esq.
Facsimile No.: (860) 524-3930
Any party may change its address or facsimile number by giving the other party written notice of its new address or fax number in the manner set forth above.
     SECTION 6.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     SECTION 6.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, the Members and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     SECTION 6.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.
     SECTION 6.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     SECTION 6.06. Successors’ Assignment; Amendments. Holdings may not assign this Agreement to any person without the prior written consent of HFF (as approved by the Audit Committee), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Holdings may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, Holdings may assign this Agreement to one or more wholly owned (directly or indirectly) subsidiaries (whether corporations, partnerships, limited liability companies, trusts or other entities) of Holdings, the ownership of which may be transferred to the Members. HFF may not assign any of its rights or obligations under this Agreement without the consent of Holdings, not to be unreasonably withheld or delayed. Subject to each of the two immediately preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of HFF.
          No amendment to this Agreement shall be effective unless it is (i) in writing, (ii) signed by HFF and Holdings and (iii) approved by the Audit Committee.
     SECTION 6.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     SECTION 6.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the U.S. located in the Borough of Manhattan in New York City, New York; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 6.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.
     SECTION 6.09. Reconciliation. In the event that HFF and Holdings are unable to resolve a disagreement within the relevant period designated in this Agreement the matter shall be submitted for determination to an accounting firm or a law firm (other than the Advisory Firm), that is nationally recognized as having expertise with respect to the matter or matters in dispute which firm is acceptable to the Audit Committee and Holdings (the “Expert”). If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due (including extensions), such payment shall be due on the date prescribed by this Agreement and such Tax Return shall be filed as prepared by HFF by such due date, subject to adjustment or amendment upon resolution. The determinations of the Expert pursuant to this Section 6.09 shall be binding on HFF and its Subsidiaries, the Opcos and Holdings absent manifest error. In the event that this reconciliation provision is utilized, the fees of the accounting or law firm selected in accordance with this Section 6.09 shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of HFF, Holdings shall pay all of the fees, or if the items in dispute are resolved 50% in favor of HFF and 50% in favor of Holdings, each of HFF and Holdings shall pay 50% of the fees of the firm retained pursuant to this Section 6.09.
     SECTION 6.10. Withholding. HFF shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as HFF is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by HFF, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings.
     IN WITNESS WHEREOF, HFF and Holdings have duly executed this Agreement as of the date first written above.

HFF, INC.

By

Name:
Title:

Address:

HFF HOLDINGS LLC

By

Name:
Title:

Address: